EXHIBIT 1
                                                             Conformed Copy









                             AGREEMENT AND PLAN OF MERGER

                                     by and among

                        AMERICAN CITY BUSINESS JOURNALS, INC.,

                   BUSINESS JOURNAL ASSOCIATES LIMITED PARTNERSHIP,

                              ADVANCE PUBLICATIONS, INC.

                                         and

                            ADVANCE ACQUISITION SUB. INC.

                                     dated as of

                                    August 3, 1995



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                                  TABLE OF CONTENTS


                                                                       Page

          ARTICLE I - Definitions . . . . . . . . . . . . . . . . . . .   1

          ARTICLE II - The Merger; Closing; Effective Time  . . . . . .   7

          2.1. The Merger . . . . . . . . . . . . . . . . . . . . . . .   7
          2.2. Closing  . . . . . . . . . . . . . . . . . . . . . . . .   7
          2.3. Effective Time . . . . . . . . . . . . . . . . . . . . .   7

          ARTICLE III - Certificate of Incorporation, Bylaws,
                          Directors and Officers of the Surviving
          Corporation . . . . . . . . . . . . . . . . . . . . . . . . .   7

          3.1. Certificate of Incorporation . . . . . . . . . . . . . .   7
          3.2. Bylaws . . . . . . . . . . . . . . . . . . . . . . . . .   8
          3.3. Directors and Officers . . . . . . . . . . . . . . . . .   8

          ARTICLE IV - Conversion and Payment of Shares; Treatment of
                          Options; Dissenting Stockholders  . . . . . .   8

          4.1. Conversion or Cancellation of Shares and Convertible
          Debentures  . . . . . . . . . . . . . . . . . . . . . . . . .   8
          4.2. Stock Options  . . . . . . . . . . . . . . . . . . . . .   9
          4.3. Payment for Shares, Convertible Debentures and Options    10
          4.4. Dissenters' Rights . . . . . . . . . . . . . . . . . . .  11
          4.5. Transfer of Shares After the Effective Time  . . . . . .  12

          ARTICLE V - Representations and Warranties of the Company . .  12

          5.1. Corporate Organization and Qualification . . . . . . . .  12
          5.2. Subsidiaries . . . . . . . . . . . . . . . . . . . . . .  12
          5.3. Capital Structure  . . . . . . . . . . . . . . . . . . .  13
          5.4. Corporate Authority  . . . . . . . . . . . . . . . . . .  13
          5.5. Governmental Filings . . . . . . . . . . . . . . . . . .  14
          5.6  No Violations; Non-Contravention; Requisite Consents . .  14
          5.7. Company Reports; Financial Statements  . . . . . . . . .  14
          5.8. Absence of Certain Changes . . . . . . . . . . . . . . .  15
          5.9. Litigation . . . . . . . . . . . . . . . . . . . . . . .  15
          5.10.       Liabilities . . . . . . . . . . . . . . . . . . .  16
          5.11.       Employee Benefit Plans  . . . . . . . . . . . . .  16
          5.12.       Brokers and Finders . . . . . . . . . . . . . . .  17

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          5.13.       Intellectual Property . . . . . . . . . . . . . .  17
          5.14.       Taxes . . . . . . . . . . . . . . . . . . . . . .  17
          5.15.       Properties  . . . . . . . . . . . . . . . . . . .  18
          5.16.       Licenses, Franchises, Etc.  . . . . . . . . . . .  18
          5.17.       Information Statement and Applications  . . . . .  18
          5.18.       Powers of Attorney, Etc.  . . . . . . . . . . . .  19
          5.19.       Contracts and Leases  . . . . . . . . . . . . . .  19
          5.20.       Accounts Payable; Accrued Expenses; Prepaid Expenses
                                                                         19
          5.21.       Compliance with Laws  . . . . . . . . . . . . . .  19
          5.22.       Insurance . . . . . . . . . . . . . . . . . . . .  20
          5.23.       Environmental Matters . . . . . . . . . . . . . .  20
          5.24.       Disclosure  . . . . . . . . . . . . . . . . . . .  20

          ARTICLE VI - Representations and Warranties of BJALP  . . . .  21

          6.1. Organization . . . . . . . . . . . . . . . . . . . . . .  21
          6.2. Authority  . . . . . . . . . . . . . . . . . . . . . . .  21
          6.3. Brokers and Finders  . . . . . . . . . . . . . . . . . .  21
          6.4. BJALP Ownership of Company Shares  . . . . . . . . . . .  21

          ARTICLE VII - Representations and Warranties of Purchaser
                           and Merger Sub . . . . . . . . . . . . . . .  22

          7.1. Corporate Organization and Qualification . . . . . . . .  22
          7.2. Corporate Authority  . . . . . . . . . . . . . . . . . .  22
          7.3. Governmental Filings . . . . . . . . . . . . . . . . . .  22
          7.4. No Violations; Non-Contravention; Requisite Consents . .  22
          7.5. Litigation . . . . . . . . . . . . . . . . . . . . . . .  23
          7.6. Purchaser's Investigation  . . . . . . . . . . . . . . .  23

          ARTICLE VIII - Covenants  . . . . . . . . . . . . . . . . . .  23

          8.1. Interim Operations of the Company  . . . . . . . . . . .  23
          8.2. Acquisition Proposals  . . . . . . . . . . . . . . . . .  26
          8.3. Approval by the Company's Stockholders . . . . . . . . .  27
          8.4. Filings; Other Action  . . . . . . . . . . . . . . . . .  28
          8.5. Access; Confidentiality  . . . . . . . . . . . . . . . .  29
          8.6. Notification of Certain Matters  . . . . . . . . . . . .  29
          8.7. Publicity  . . . . . . . . . . . . . . . . . . . . . . .  29
          8.8. Expenses . . . . . . . . . . . . . . . . . . . . . . . .  29
          8.9. Transmittal to Optionholders . . . . . . . . . . . . . .  30
          8.10.       Redemption of Convertible Debentures  . . . . . .  30
          8.11.       Approval of Merger by BJALP; Granting of Options   30
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          8.12.       Survival of Indemnification Obligations . . . . .  30
          8.13.       Funding . . . . . . . . . . . . . . . . . . . . .  31
          8.14.       Takeover Statute  . . . . . . . . . . . . . . . .  31
          8.15.       Fairness Opinion  . . . . . . . . . . . . . . . .  31
          8.16.       SLBJ and SLM Option Agreement . . . . . . . . . .  31

          ARTICLE IX - Conditions . . . . . . . . . . . . . . . . . . .  32

          9.1. Conditions to Obligations of the Company . . . . . . . .  32
          9.2. Conditions to Obligations of Purchaser and
               Merger Sub . . . . . . . . . . . . . . . . . . . . . . .  33

          ARTICLE X - Termination . . . . . . . . . . . . . . . . . . .  35
          10.1.       Termination by Mutual Consent . . . . . . . . . .  35
          10.2.       Termination by Either Party . . . . . . . . . . .  35
          10.3.       Termination by Company  . . . . . . . . . . . . .  35
          10.4.       Termination by Purchaser and Merger Sub . . . . .  36
          10.5.       Effect of Termination and Abandonment . . . . . .  36

          ARTICLE XI - Miscellaneous  . . . . . . . . . . . . . . . . .  37

          11.1.       Survival  . . . . . . . . . . . . . . . . . . . .  37
          11.2.       Modification or Amendment . . . . . . . . . . . .  37
          11.3.       Waiver of Conditions  . . . . . . . . . . . . . .  37
          11.4.       Counterparts  . . . . . . . . . . . . . . . . . .  37
          11.5.       Governing Law . . . . . . . . . . . . . . . . . .  37
          11.6.       Notices . . . . . . . . . . . . . . . . . . . . .  37
          11.7.       Obligation of Purchaser . . . . . . . . . . . . .  39
          11.8.       Captions  . . . . . . . . . . . . . . . . . . . .  39
          11.9.       Severability  . . . . . . . . . . . . . . . . . .  39
          11.10.      Entire Agreement; Assignment  . . . . . . . . . .  39
          11.11.      Tax Filing Consistency  . . . . . . . . . . . . .  39

          Exhibits
          Exhibit A      Certificate of Merger



          Annexes
          Annex 8.11(a)(i)Company Stock Option Agreement
          Annex 8.11(a)(ii) BJALP Stock Option Agreement
          Annex 8.11(b) BJALP Irrevocable Written Consent
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          Disclosure Schedule
          Section 5.2    Subsidiaries
          Section 5.3    Stock Options, Etc.
          Section 5.6    No Violations; Non-Contravention; Requisite
                          Consents
          Section 5.8    Absence of Certain Changes
          Section 5.9    Litigation
          Section 5.10   Liabilities
          Section 5.11   Employee Benefit Plans
          Section 5.13   Intellectual Property
          Section 5.14   Taxes
          Section 5.15   Leased Real Estate
          Section 5.19   Contracts and Leases
          Section 5.20   Accrued and Prepaid Expenses
          Section 5.21   Compliance with Laws
          Section 5.22   Insurance
          Section 5.23   Environmental Matters
          Section 8.1    Capital Expenditures Budget
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                             AGREEMENT AND PLAN OF MERGER

               THIS AGREEMENT AND PLAN OF MERGER dated as of August 3, 1995, is entered into by and among AMERICAN CITY BUSINESS JOURNALS, INC., a Delaware corporation (the "Company"), BUSINESS JOURNAL ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership and the principal stockholder of the Company ("BJALP"), ADVANCE PUBLICATIONS, INC., a New York corporation ("Purchaser"), and ADVANCE ACQUISITION SUB. INC., a newly-formed Delaware corporation and the wholly-owned subsidiary of Purchaser ("Merger Sub").

                                      RECITALS:

               WHEREAS, the respective Boards of Directors of the Purchaser, the Merger Sub and the Company have determined that it is in the best interests of such companies and of their respective stockholders for the Purchaser to acquire the Company through a merger of Merger Sub into the Company upon the terms and subject to the conditions set forth herein;

               NOW, THEREFORE, the Company, BJALP, the Purchaser and the Merger Sub hereby agree as follows:

                                      ARTICLE I

                                     Definitions

               The terms defined in this Article I shall have the following respective meanings for all purposes of this Agreement, with the definitions being equally applicable to both the singular and the plural forms of the terms defined:

               "Acquisition Proposal" shall have the meaning set forth in
          Section 8.2.

               "Affiliate", with respect to the Company, shall mean any Person which is a directly or indirectly held Subsidiary of the Company or any Person which controls, is controlled by or is under common control with the Company, and, with respect to any Person other than the Company, shall mean any Person which is a directly or indirectly held subsidiary of, or controls, is controlled by or is under common control with, such Person.

               "Agreement" shall mean this Agreement and Plan of Merger dated as of August 3, 1995 among the Company, BJALP, the Purchaser and the Merger Sub.

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               "BJALP" shall mean Business Journal Associates Limited
          Partnership, a Delaware limited partnership.

               "BJALP Irrevocable Written Consent" shall mean the irrevocable written consent to be executed by BJALP and delivered to the Company pursuant to Section 8.11(b).

               "BJALP Stock Option Agreement" shall mean the Stock Option Agreement executed by the Purchaser, BJALP and The Oklahoma Publishing Company, a Delaware corporation ("OPUBCO"), on the date hereof pursuant to Section 8.11(a)(ii).

               "Certificate of Merger" shall mean the Certificate of Merger attached hereto as Exhibit A which shall be executed and filed with the Secretary of State of Delaware in accordance with the applicable provisions of the DGCL to effectuate the Merger as provided for in this Agreement.

               "Closing" shall mean the closing of the Merger as provided in Section 2.2 of this Agreement.

               "Closing Date" shall mean the date on which the Closing takes place.

               "Code" shall mean the United States Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

               "Company" shall mean American City Business Journals, Inc., a Delaware corporation.

               "Company Reports" shall mean all forms, reports, schedules, registration statements, proxy statements and other documents which the Company has been or shall be required to file with the SEC with respect to all periods commencing on or after January 1, 1992 and up to and including the Effective Time.

               "Company Shares" shall mean the 30,000,000 authorized shares of the Company's common stock, with a par value of $0.01 per share.

               "Company Stock Option Agreement" shall mean the Stock Option Agreement executed by the Purchaser, the Merger Sub and the Company on the date hereof pursuant to Section 8.11(a)(i).

               "Confidentiality Agreement" shall mean the Confidentiality Agreement executed by the Purchaser for the benefit of BJALP and the Company on June 2, 1995.

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               "Contracts" shall mean all material contracts, agreements
          and commitments to which the Company or any Subsidiary is a party (other than the Leases) (i) calling for payment of more than One Hundred Thousand Dollars ($100,000) in any calendar year which are not terminable by any party thereto on less than one hundred eighty (180) days' notice without penalty and which are not entered into in the ordinary course of business, (ii) containing covenants limiting, in any material respect, the freedom of the Company or any Subsidiary to compete with any Person in any line of business or in any territory, (iii) evidencing or relating to indebtedness for borrowed money, (iv) mortgaging, pledging or otherwise placing a lien on the assets of the Company or a Subsidiary, all of which are identified in Section 5.19 of the Disclosure Schedule, or (v) requiring the consent of the other party thereto in connection with the execution and delivery of this Agreement and the Company Stock Option Agreement or the consummation of the transactions contemplated hereby and thereby.

               "Convertible Debentures" shall mean the Company's 6% Convertible Subordinated Debentures due December 31, 2011.

               "DGCL" shall mean the Delaware General Corporation Law.

               "Director Stock Option Plan" shall mean the American City Business Journals, Inc. Formula Stock Option Plan effective as of June 1, 1993.

               "Disclosure Schedule" shall mean the disclosure schedule document executed by the Company, the Purchaser and the Merger Sub as of the date hereof.

               "Dissenting Stockholders" shall mean the Company stockholders who exercise appraisal rights pursuant to Section 262 of the DGCL with respect to their Company Shares in connection with the consummation of the Merger.

               "Effective Time" shall mean the time and date upon which the Merger is effective pursuant to the provisions of Section 2.3.

               "Employee Benefit Plan" shall mean any bonus, pension, retirement, profit sharing, deferred compensation, restricted stock, stock option, stock appreciation right, severance and welfare plans, employment or severance agreements (including any plans described in Section 3(3) of ERISA) and all similar arrangements contributed to or maintained by the Company (or any of its Subsidiaries) for the benefit of any current or former employee, officer, or director of the Company or its Subsidiaries.

               "Employee Stock Option Plan" shall mean the American City Business Journals, Inc. 1989 Stock Option Plan effective as of November 15, 1989.
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               "ERISA" shall mean the Employee Retirement Income Security
          Act of 1974, as amended, and the rules and regulations promulgated thereunder.

               "ERISA Affiliate Plan" shall have the meaning set forth in
          Section 5.11.

               "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               "GAAP" shall mean United States generally accepted accounting principles promulgated or adopted by the Financial Accounting Standards Board or its predecessors that are in effect from time to time.

               "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               "Indenture" shall mean the indenture dated as of February 1, 1987 between the Company and Boatmen's First National Bank of Kansas City, as trustee (First Union National Bank currently serving as trustee under the Indenture).

               "Information Statement" shall mean, as applicable, the information or proxy statement and all related amendments, materials or supplements to be distributed by the Company to its stockholders concerning the subject matter of this Agreement as is described further in Section 8.3.

               "Intellectual Property" shall mean all trade names, service marks, service mark registrations and applications, trademarks, trademark registrations and applications, domestic and foreign patents (including, without limitation, letters, design and reissue, utility models and industrial design registrations), patent applications, unpatented inventions, material licenses, copyrights, copyright registrations and applications and other intellectual property owned, licensed or used by the Company or any of the Subsidiaries and that are material to its business, all of which are identified in Section 5.13 of the Disclosure Schedule.

               "Leases" shall mean the leases of real or personal property relating to the Company's business to which the Company or any Subsidiary is a party, as lessor or lessee, or by which the Company or any Subsidiary is bound, calling for payment of more than One Hundred Thousand Dollars ($100,000) in any calendar year which are not terminable by any party thereto on less than one hundred eighty (180) days' notice without penalty and, with respect to personal property leases, which are not entered into in the ordinary course of business, all of which are identified in Section 5.19 of the Disclosure Schedule.
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               "Material Adverse Effect" shall mean a material adverse
          effect on the financial condition, business, assets, prospects or results of operations of the Company and the Subsidiaries taken as a whole.

               "Merger" shall mean the merger of the Merger Sub with and into the Company upon the terms set forth in Section 2.1.

               "Merger Consideration" shall mean an amount equal to $28.00 per share, without interest thereon.

               "Merger Sub" shall mean Advance Acquisition Sub. Inc., a Delaware corporation.

               "Merger Sub Shares" shall mean all of the authorized shares of the common stock of the Merger Sub.

               "Order" shall mean any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent, which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

               "Paying Agent" shall mean the entity or entities designated by the Purchaser or Merger Sub in accordance with Section 4.3 to facilitate the payment of the Merger Consideration to the Company's stockholders, holders of certain stock options and holders of Convertible Debentures in accordance with this Agreement.

               "Person" shall mean any individual, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a government, agency, political subdivision, instrumentality or division thereof.

               "Purchaser" shall mean Advance Publications, Inc., a New York corporation.

               "Real Estate" shall mean the real estate owned or leased by the Company or its Subsidiaries, all of which is described in
          Section 5.15 of the Disclosure Schedule.

               "Redemption Date" shall mean the date fixed for the redemption of the Convertible Debentures as described in Section 7.10.

               "Regulatory Filings" shall mean all filings required to legally consummate the Merger under the HSR Act, the Exchange Act, the rules of the National
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          Association of Securities Dealers, Inc. and any applicable state
          "blue sky" securities rules or regulations.

               "Requisite Consents" shall mean all consents of contracting parties, governmental or regulatory authorities or other Persons to the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, which consents are identified in Section 5.6 of the Disclosure Schedule.

               "SEC" shall mean the United States Securities and Exchange Commission.

               "Stock Option Plans" shall mean, collectively, the Director Stock Option Plan, the Employee Stock Option Plan, the Stock Purchase Plan and those "Additional Stock Option Agreements" set forth in Section 5.3 of the Disclosure Schedule.

               "Stock Purchase Plan" shall mean the Amended and Restated American City Business Journals, Inc. Employee Stock Purchase Plan effective as of July 1, 1990.

               "Subsidiary", with respect to the Company, shall mean any entity 50% or more of the stock of which is owned directly or indirectly by the Company, and, with respect to any Person other than the Company, any entity 50% or more of the stock of which is owned directly or indirectly by such Person.

               "Substantial Transaction" shall mean a transaction involving the sale of all or a material portion of the Company's assets, a merger or other form of business consolidation involving the Company or any of its material Subsidiaries, the sale of 15% or more of the Company Shares or other equity securities (by means of a stock sale or other transaction) or any other transaction or series of transactions effecting a change in control of the Company.

               "Superior Proposal" shall have the meaning set forth in
          Section 8.2.

               "Surviving Corporation" shall mean the surviving corporation in the Merger as provided for in Section 2.1.

               "Taxes" shall mean all taxes, fees, levies, duties, charges or other like assessments, including, without limitation, income, withholding, gross receipts, excise, real or personal property, asset, sales, use, license, payroll, transaction, transfer, transfer gains, documentary recording, capital, net worth and franchise taxes imposed by or payable to any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties or additional amounts related thereto.
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               "Tax Return" shall mean any report, return, declaration or other information required to be supplied to or filed with a taxing authority in connection with the Taxes of the Company or any Subsidiary.


                                      ARTICLE II

                         The Merger; Closing; Effective Time

               2.1. The Merger. In accordance with this Agreement and the DGCL, at the Effective Time the Merger Sub shall be merged with and into the Company and the separate corporate existence of the Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

               2.2. Closing. Subject to the provisions of Articles IX and X, the Closing shall take place at the offices of Parker, Poe, Adams & Bernstein L.L.P. at 2500 Charlotte Plaza, Charlotte, North Carolina 28244 promptly after the satisfaction or waiver of all conditions precedent set forth in Article IX, or at such other place or time or on such other date as the parties may agree.

               2.3 Effective Time. The Merger shall become effective as of the time and date of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, or at the time specified in the Certificate of Merger, if later than the time of filing. The date and time when the Merger shall become effective is herein referred to as the "Effective Time." Notwithstanding the foregoing, for accounting purposes the Merger shall be deemed to have occurred at the close of business on the date of the Effective Time.


                                     ARTICLE III

                   Certificate of Incorporation, Bylaws, Directors
                      and Officers of the Surviving Corporation

               3.1. Certificate of Incorporation. The Certificate of Incorporation of the Company, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the terms thereof and in accordance with the Surviving Corporation's bylaws and the DGCL, except that Article Four of the Certificate of Incorporation shall be amended to read in its entirety as follows:
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                      "The aggregate number of shares which the
               Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $1.00 per share."

               3.2. Bylaws. The bylaws of the Merger Sub, as in effect at the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the terms thereof and in accordance with the Surviving Corporation's Certificate of Incorporation and the DGCL.

               3.3. Directors and Officers. The directors of the Merger Sub and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and bylaws.


                                      ARTICLE IV

               Conversion and Payment of Shares; Treatment of Options;
                               Dissenting Stockholders

               4.1. Conversion or Cancellation of Shares and Convertible Debentures. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                      (a) All Company Shares that are held by the Company as treasury stock or by any Subsidiary shall be cancelled and retired, without any conversion thereof.

                      (b) Except as otherwise provided in Section 4.4, each remaining issued and outstanding Company Share shall be converted into the right to receive, without interest, an amount equal to the Merger Consideration. From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall be cancelled, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration upon the surrender of such certificate pursuant to Section 4.3.

                      (c) Each issued and outstanding Merger Sub Share shall be converted into and exchangeable for one (1) fully paid and nonassessable share of the $0.01 par value common stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing Merger Sub
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          Shares shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation common stock into which such Merger Sub Shares shall have been converted. Promptly after the Effective Time and upon the tender of the certificate or certificates formerly representing a holder's Merger Sub Shares, the Surviving Corporation shall issue to each such holder of Merger Sub Shares a stock certificate or certificates representing such holder's shares of Surviving Corporation common stock, and the certificate or certificates which formerly represented Merger Sub Shares shall be cancelled.

                      (d) In accordance with and subject to the terms of the Indenture, each outstanding Convertible Debenture whose conversion rights are validly exercised after the Effective Time but before the close of business on the fifth business day prior to the Redemption Date shall be converted into the right to receive, without interest, the amount that would have been received by a holder of the number of Company Shares into which such Convertible Debenture could have been converted immediately prior to the Effective Time.

                      (e) All notes and other debt instruments of the Company other than the Convertible Debentures (including, but not limited to, the $20.00 Series Promissory Notes due 1999 of the Company and the $3.00 Series Promissory Notes due 1999 of the Company) outstanding at the Effective Time shall continue to be outstanding subsequent to the Effective Time as notes and other debt instruments of the Surviving Corporation, subject to their respective terms and covenants, and shall not be affected by the Merger.

               4.2. Stock Options. Prior to the Effective Time, the Company shall take such actions (including those described in Section 7.9) as may be necessary such that at the Effective Time all outstanding stock options granted pursuant to the Stock Option Plans (regardless of whether such stock options are vested or exercisable as of the Effective Time, all such unvested options being deemed to be fully vested and exercisable as of the Effective Time) shall be cancelled and shall only entitle the holder thereof, upon the holder's relinquishing all rights therein, to receive an amount equal to the excess, if any, of the Merger Consideration over the exercise price per Company Share of such option multiplied by the number of Company
          Shares previously subject to such option (less all required tax withholdings), and such options and all rights thereunder shall cease to exist. The Company may extend the expiration date of any stock option issued pursuant to any of the Stock Option Plans which is outstanding on the date hereof and is scheduled to expire prior to the Closing Date, provided that such options shall be subject to the terms of this Section
          4.2.

               4.3.   Payment for Shares, Convertible Debentures and
          Options.

                      (a) Prior to the Effective Time, Purchaser or Merger Sub shall designate First Union National Bank, or another entity reasonably acceptable to the Company, to act as Paying Agent. Immediately prior to the Effective Time, Purchaser and Merger Sub will provide the Paying Agent with the funds necessary to make the payments contemplated by
          Section 4.1(b) and will make available an amount equal to the funds necessary to satisfy the obligations to the holders of stock options pursuant to the terms of Section 4.2. The Purchaser and the Surviving Corporation will provide the Paying Agent with funds necessary to make the payments contemplated by Section 4.1(d) as and when required in accordance with the terms of the Indenture.

                      (b) Promptly after the Effective Time, or in the case of holders of the Convertible Debentures, as, when and to the extent prescribed under the terms of the Indenture, the Surviving Corporation shall cause to be mailed to each person who was, immediately prior to the Effective Time, a holder of record of issued and outstanding Company Shares or Convertible Debentures a form (mutually agreed to by Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Company Shares or Convertible Debentures, in exchange for payment therefor. Purchaser and Merger Sub shall also arrange (i) for the Surviving Corporation and the Paying Agent to make available letters of transmittal and instructions for use in effecting surrender of certificates to holders of Company Shares or Convertible Debentures, who satisfy the requirements of the letter of transmittal and request personal delivery thereof after the Effective Time and (ii) for the Paying Agent to make payment to any such holder who desires to receive payment in person after the Effective Time. Upon surrender to the Paying Agent of certificates formerly representing Company Shares or Convertible Debentures, or the satisfaction of the prerequisites identified in the letter of transmittal regarding lost stock certificates, together with the letter of transmittal, duly executed and completed in accordance with the instructions, the Surviving Corporation shall promptly cause to be delivered to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered (unless the Surviving Corporation or the Paying Agent determines that the tax is not applicable). The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Company Shares and Convertible Debentures.

                      (c)  Any portion of the aggregate Merger
          Consideration made available to the Paying Agent pursuant to this
          Section 4.3 that remains unclaimed by the holders of Company Shares six (6) months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged certificates representing his or her Company Shares for the Merger Consideration in accordance with this Agreement shall thereafter look to the Surviving Corporation for payment of the Merger Consideration in respect of his or her Company Shares.

                      (d)  Any portion of the aggregate Merger
          Consideration made available to the Paying Agent pursuant to this
          Section 4.3 to pay for Company Shares for which Dissenting Stockholders rights have been perfected shall be returned to the Surviving Corporation, upon demand.

               4.4.   Dissenters' Rights.

                      (a) Notwithstanding the provisions of Section 4.1, Company Shares held by Dissenting Stockholders who have perfected the right to dissent under the DGCL shall not be converted into the right to receive any portion of the aggregate Merger Consideration. Instead, all Company Shares so held shall be converted into and represent only a right to payment in accordance with Section 262 of the DGCL; provided that if any Dissenting Stockholder fails to perfect or shall have effectively withdrawn or lost the right to dissent under the DGCL, each Company Share held by such Dissenting Stockholder shall thereupon be treated as having been converted as of the Effective Time into the right to receive, and be exchangeable for, the Merger Consideration pursuant to Section 4.1(b). The Company shall promptly give Purchaser notice upon receipt by the Company of any written demand for appraisal under the DGCL by any Dissenting Stockholder, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company agrees that prior to the Effective Time it will not, except with the written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

                      (b)  Each Dissenting Stockholder who becomes
          entitled, pursuant to the provisions of Section 262 of the DGCL, to payment for his Company Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions), and such Company Shares shall be cancelled.

               4.5. Transfer of Shares After the Effective Time. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and no transfer of Company Shares shall thereafter be made. If after the Effective Time certificates previously representing Company Shares are presented to the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in Section 4.1.


                                      ARTICLE V

                    Representations and Warranties of the Company

               The Company hereby represents and warrants to Purchaser and Merger Sub as follows:

               5.1. Corporate Organization and Qualification. Each of the Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which it is required to be so qualified or licensed, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had (except as reflected in the Company Reports filed prior to the date hereof) and is not reasonably likely to have a Material Adverse Effect. The Company has provided to Purchaser complete and correct copies of the Company's Certificate of Incorporation and bylaws as in effect on the date hereof.

               5.2. Subsidiaries. Set forth in Section 5.2 of the Disclosure Schedule are all of the Subsidiaries of the Company, together with their respective jurisdictions of incorporation, their authorized and issued shares of capital stock and the percentage of outstanding shares of each class of capital stock of each Subsidiary owned, directly or indirectly, by the Company. Except as set forth in Section 5.2 of the Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned, of record and beneficially, by the Company or a Subsidiary, free and clear of all liens, encumbrances, equities, options or claims whatsoever. Except as set forth in Section 5.2 of the Disclosure Schedule, no shares of capital stock of a Subsidiary are reserved for issuance and there are no outstanding options, warrants, rights, subscrip-tions, agreements, obligations, convertible or exchangeable securities or other commitments or claims, contingent or other-wise, relating to the capital stock of a Subsidiary, pursuant to which a Subsidiary is or may become obligated to issue, sell, transfer or exchange any shares of such capital stock. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries owns, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any other
          Person.

               5.3. Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of (i) 30,000,000 Company Shares, of which 6,917,741 shares are issued and outstanding and 707,842 shares are issued and held in the Company's treasury, and (ii) 2,500,000 shares of preferred stock, par value $.01 per share, of the Company, none of which are issued and outstanding. All of the outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable. The class of Company Shares has been duly and validly registered pursuant to Section 12(g) of the Exchange Act, which registration is in full force and effect. As of the date hereof, (i) 29,000 Company Shares were issuable upon exercise of outstanding stock options granted under the Director Stock Option Plan to purchase Company Shares (at a weighted average exercise price of $14.49 per share), (ii) 541,000 Company Shares were issuable upon exercise of outstanding stock options granted under the Employee Stock Option Plan to purchase Company Shares (at a weighted average exercise price of $10.362 per share), (iii) 59,400 Company Shares were issuable upon exercise of outstanding stock options granted under the Stock Purchase Plan to purchase Company Shares (at a weighted average exercise price of $18.70 per share), (iv) 63,000 Company Shares were issuable upon exercise of outstanding stock options granted under the "Additional Stock Option Agreements" set forth in Section 5.3 of the Disclosure Schedule to purchase Company Shares (at a weighted average exercise price of $7.262 per share), and (v) 1,995,035 Company Shares were issuable upon conversion of the outstanding Convertible Debentures. Section 5.3 of the Disclosure Schedule sets forth the grantee, grant date, number of shares, option price, vesting schedules and expiration date for all outstanding options granted pursuant to the Stock Option Plans as of the date hereof. Except as set forth in this Section 5.3 and in Section
          5.3 of the Disclosure Schedule, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements, commitments or benefit arrangements of any character relating to the issued or unissued capital stock or other securities of the Company or which give rise to an obligation to issue or an option or right to acquire Company Shares or any other shares from the Company.

               5.4. Corporate Authority. The Board of Directors of the Company has approved and authorized the execution and delivery of this Agreement and has determined that it will recommend to the Company's stockholders the approval of this Agreement and the Merger. The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to approval of this Agreement by the holders of a majority of the outstanding Company Shares, to consummate the transactions contemplated hereby. Subject to such stockholder approval, this Agreement is a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

               5.5. Governmental Filings. Other than the filing of the Certificate of Merger and the Regulatory Filings, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authorities of the United States or the several states in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

               5.6. No Violations; Non-Contravention; Requisite Consents. Except as disclosed in Section 5.6 of the Disclosure Schedule and except for the requisite approval by the Company's stockholders, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not create, constitute or result in: (i) a breach or violation of, or a default under, or the obligation to obtain the consent or approval of any Person pursuant to, the Certificate of Incorporation or bylaws of the Company; (ii) a breach or violation of, a default under, or the obligation to obtain the consent or approval of any Person or the triggering of any payment, stock issuance, acceleration of vesting or other material obligations pursuant to, any of the Company's Employee Benefit Plans or any grant or award made thereunder; (iii) a breach or violation of, or a default under, or the obligation to obtain the consent or approval of any Person, or the acceleration of, or the creation of a material lien, pledge, security interest or other encumbrance on Company or any Subsidiary assets (with or without the giving of notice or the lapse of time or both) pursuant to, any provision of (A) any Contract or Lease or (B) any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any Subsidiary is subject; or (iv) any material change in the rights or obligations of any party to any of the Contracts or Leases.

               5.7. Company Reports; Financial Statements. The Company has duly and timely filed all Company Reports required to be filed as of the date hereof, all of which, when filed, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act and the rules and regulations promulgated thereunder. Correct and complete copies of the Company Reports have been, or when filed shall be, provided by the Company to Purchaser. As of their respective dates, the Company Reports did not, and if filed subsequent to the date hereof shall not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules), and if included in or incorporated by reference in a Company Report filed subsequent to the date hereof shall, fairly present the consolidated financial position of the Company as of its date, and each of the consolidated statements of income, of changes in stockholder equity and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) is, and if included in or incorporated by reference in a Company Report filed subsequent to the date hereof shall be, complete and correct in all material respects and does or shall fairly present the results of operations, retained earnings and cash flows, as the case may be, of the Company and its subsidiaries for the periods identified therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved.

               5.8    Absence of Certain Changes.  Except as set forth in
          Section 5.8 of the Disclosure Schedule, during the period between January 1, 1995 and the date of the Agreement, the Company has conducted its business in, and has not engaged in any material transaction other than in, the ordinary and usual course of business consistent with past practices and there has not been
          (1) any change in the financial condition, business, prospects or results of operations of the Company and the Subsidiaries taken as a whole, or any development or combination of developments of which management of the Company has knowledge which, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect; (2) any direct or indirect redemption, purchase or other acquisition of any Company Shares by the Company or any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; (3) any change by the Company in its accounting principles, practices or methods; (4) any damage, destruction or other casualty loss (whether or not covered by insurance) which, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect; (5) any increase in the compensation payable or to become payable by the Company to any of its officers, employees or agents, other than normal cost of living increases, normal merit increases and increases previously disclosed in writing to Purchaser; (6) any option to purchase or other right to acquire Company Shares granted to any person by the Company; (7) any issuance of Company Shares except in connection with the exercise of stock options issued pursuant to any of the Stock Option Plans; or (8) any indebtedness for borrowed money incurred or permitted by the Company or guaranties provided by the Company except in the ordinary course of business or other than as reflected in the Company Reports.

               5.9 Litigation. Except as set forth in Section 5.9 of the Disclosure Schedule, there is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or, to the knowledge of management of the Company, any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of management of the Company, threatened, against or affecting the Company, the Subsidiaries or their respective properties or rights which is reasonably likely to materially and adversely affect the Company's ability to perform its obligations hereunder or the transactions contemplated hereby or which, individually or in the aggregate, has had (except as reflected in the Company Reports filed prior to the date hereof) or is reasonably likely to have a Material Adverse Effect, and the Company and the Subsidiaries are not subject to any judgement, order or decree entered in any lawsuit or proceeding which, individually or in the aggregate, has had (except as reflected in the Company Reports filed prior to the date hereof) or is reasonably likely to have a Material Adverse Effect.

               5.10. Liabilities. Except as set forth in Section 5.10 of the Disclosure Schedule, or except as and to the extent reserved against or otherwise referenced in the financial statements included in the Company Reports filed with the SEC on or prior to the date hereof, the Company and the Subsidiaries have no existing claims, liabilities (including potential liabilities) or indebtedness, contingent or otherwise, which, individually or in the aggregate have had or are reasonably likely to have a Material Adverse Effect.

               5.11. Employee Benefit Plans. Set forth in Section 5.11 of the Disclosure Schedule is an accurate and complete list of all Employee Benefit Plans established, maintained or contributed to by the Company. No Employee Benefit Plan is a "Defined Benefit Plan" as defined in Section 3(35) of ERISA or a "Multiemployer Plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA and
          Section 414(f) of the Code and the Company has no obligations related to such a Multiemployer Plan. Except as set forth in
          Section 5.11 of the Disclosure Schedule, with respect to the Employee Benefit Plans (or any plan subject to Title IV of ERISA or Section 412 of the Code maintained by any entity considered one employer with the Company under Section 4001 of ERISA or
          Section 414 of the Code (an "ERISA Affiliate Plan")), no event has occurred and, to the knowledge of the management of the Company, there exists no condition or set of circumstances in connection with which the Company or any Subsidiary could be subject to any material liability under the terms of such Employee Benefit Plans (or ERISA Affiliate Plan), ERISA, the Code or any other applicable law (other than the payment of contributions and benefits in the ordinary course). With respect to each Employee Benefit Plan, the Company has made available, if applicable, a true and correct copy of: (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"); (ii) the plan document; (iii) each related trust agreement; (iv) the most recent summary plan description; and (v) the most recent determination letter issued by the IRS. Except as set forth in Section 5.11 of the Disclosure Schedule, or as otherwise required by applicable law, no Employee Benefit Plan provides retiree medical or life insurance benefits to any person.

               5.12. Brokers and Finders. Except for the engagement of Lazard Freres & Co. by the Company as previously disclosed to the Purchaser in writing, the Company, the Subsidiaries and their officers, directors or employees have not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees or any break-up fees or liability for the expenses of third parties in connection with the transactions contemplated herein.

               5.13. Intellectual Property. Section 5.13 of the Disclosure Schedule contains a correct and complete list of all Intellectual Property as of the date hereof. Except as set forth in Section 5.13 of the Disclosure Schedule, as of the date hereof, (i) no claim is pending or, to the knowledge of the Company's management, threatened to the effect that the present or past operations of the Company or any of its Subsidiaries infringe upon or conflict with the rights of others with respect to any patents, patent applications, trademarks, trademark applications, tradenames, copyrights or any other intellectual property rights, (ii) the Company or a Subsidiary thereof, as the case may be, is the sole owner of all of the Intellectual Property (except to the extent the Company or Subsidiary is a licensee of any Intellectual Property as indicated in Section
          5.13 of the Disclosure Schedule) currently used in the conduct of the Company's or Subsidiary's business, free and clear of any liens, claims, encumbrances or interests, (iii) no claim is pending or, to the knowledge of the Company's management, threatened to the effect that any of the Intellectual Property is invalid or unenforceable, and (iv) no contract, agreement or understanding with any party exists which would prevent the continued use by the Company or Subsidiary (as currently used by the Company or Subsidiary) of any Intellectual Property.

               5.14.  Taxes.

                      (a) Except as set forth on Section 5.14 of the Disclosure Schedule, the Company and each of the Subsidiaries have duly filed all Tax Returns required to be filed by them, and have duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns except where any failures to pay are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Except as set forth in Section
          5.14 of the Disclosure Schedule, (i) no claims for federal Taxes have been asserted against the Company or any of the Subsidiaries and no deficiency for any federal Taxes has been proposed, asserted or assessed which has not been resolved or paid in full,
          (ii) no claims for Taxes other than federal Taxes have been asserted against the Company or any of the Subsidiaries and no deficiency for any such Taxes has been proposed, asserted or assessed which has not been resolved or paid in full, (iii) no Tax Return or taxable period of the Company or any of the Subsidiaries is under examination and neither the Company nor any Subsidiary has received written notice of any pending audit, (iv) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period of the Company or any of the Subsidiaries, (v) neither the Company nor any Subsidiary has any obligation or liability to pay Taxes of or attributable to any other Person, (vi) there are no tax liens other than liens for Taxes not yet due and (vii) neither the Company nor any Subsidiary is a party to any agreement or contract which would result in payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

                      (b) Neither the Company nor any Subsidiary has filed any consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset owned by the Company or any Subsidiary.

                      (c) Neither the Company nor any Subsidiary has been, and is not, a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               5.15. Properties. Neither the Company nor any Subsidiary currently owns any Real Estate. Section 5.15 of the Disclosure Schedule sets forth a list of Real Estate currently leased in whole or in part by the Company or any Subsidiary. Except as set forth in Section 5.15 of the Disclosure Schedule, the Company enjoys quiet and peaceful possession of all leased properties. The tangible properties of the Company are adequate for the business of the Company and its Subsidiaries as conducted in accordance with past practices.

               5.16. Licenses, Franchises, Etc. The Company and each of its Subsidiaries has all licenses, franchises, permits or authorizations required in connection with the operations of the Company and each of its Subsidiaries as presently conducted, except to the extent that the absence of any requisite license, franchise, permit or authorization, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. No material license, franchise, permit or authorization held by the Company or any of its Subsidiaries will be terminated or impaired by reason of the Merger, which termination or impairment, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

               5.17. Information Statement and Applications. When the Information Statement is mailed to the holders of Company Shares, such Information Statement, with respect to all information set forth therein furnished by the Company with respect to this Agreement, shall comply in all material respects with the provi-sions (to the extent applicable) of the Exchange Act. The information furnished by the Company in respect of the Informa-tion Statement as filed with the SEC under the Exchange Act will not contain any untrue statement of any material fact or omit to state a material fact required to be stated therein necessary to make the statements contained therein not misleading.

               5.18. Powers of Attorney, Etc. No power of attorney or similar authorization given by the Company is presently outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

               5.19. Contracts and Leases. Section 5.19 of the Disclosure Schedule contains a current and complete list of all Contracts and Leases by which the Company is bound as of the date hereof and identifies all such Contracts and Leases to which any Affiliate is a party. Each of the Contracts and Leases is valid and in full force and effect and there exists no material default or event of default or occurrence, condition, commitment or act (including the consummation of the Merger) which would, with the passage of time or the giving of notice or both, cause a default thereunder which would have a Material Adverse Effect. Except as set forth in Section 5.19 of the Disclosure Schedule, to the knowledge of management of the Company, all of the material covenants to be performed by each other contracting party under all such Contracts and Leases have been fully performed.

               5.20. Accounts Payable; Accrued Expenses; Prepaid Expenses. Each of the trade accounts payable of the Company was incurred in the ordinary course of the Company's business. Except as disclosed in Section 5.20 of the Disclosure Schedule or as reserved for in the financial statements appearing in the Company Reports, all material accrued expenses of the Company which would be required to be reported in the Company's financial statements on the date of this Agreement if such statements were prepared as of such date, were incurred in the ordinary course of the business. Each of the Company's prepaid expenses was incurred in the ordinary course of the Company's business.

               5.21.  Compliance with Laws.  Except as set forth in Section
          5.21 of the Disclosure Schedule, neither the Company nor any Subsidiary has, within the three (3) year period prior to the date of this Agreement, received any notice of any material violation of any material law, rule, regulations, order, judgment, writ or decree of any court or any governmental agency or instrumentality. Except as set forth in Section 5.21 of the Disclosure Schedule, the Company and each Subsidiary are in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders, judgments and decrees, including, without limitation, matters relating to the environment, antitrust and anticompetitive practices, discrimination, employment and employment practices, wage and hour, health and safety matters and matters covered by ERISA and other laws regarding employee benefit matters.

               5.22. Insurance. Section 5.22 of the Disclosure Schedule sets forth a correct and complete list of all policies of insurance and self insurance arrangements maintained by the Company as of the date hereof. The Company's insurance policies are valid and in full force and effect and shall remain in full force and effect following the Closing without impairment or increase in premium as a result of the consummation of the Merger.

               5.23.  Environmental Matters.  Except as set forth in
          Section 5.23 of the Disclosure Schedule:

                      (a) during and, to the knowledge of management of the Company, prior to the period of the Company's or a Subsidiary's ownership or use thereof, all properties owned or used by the Company and the Subsidiaries have been maintained, and all activities of the Company and the Subsidiaries have been conducted, in compliance with all federal, state and local environmental laws, rules and regulations, except where any such failure to be in compliance, individually or in the aggregate, has not had (except as reflected in the Company Reports filed prior to the date hereof) and is not reasonably likely to have a Material Adverse Effect; and the Company and its Subsidiaries are not liable under any federal, state and local environmental laws, rules and regulations, except where any such liability, individually or in the aggregate, has not had (except as reflected in the Company Reports filed prior to the date hereof) and is not reasonably likely to have a Material Adverse Effect;

                      (b) neither the Company nor any of the Subsidiaries has received written notification from any governmental authority with respect to current, existing violations or liabilities relating to the Company or the Subsidiaries of any of the laws referred to in clause (a) above, or pursuant to any of the respective implementing regulations to such laws, rules or regulations; and

                      (c) neither the Company nor any of the
          Subsidiaries has received written notification (i) from the United States Environmental Protection Agency that it is a Potentially Responsible Party under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") for "removal" or "remedial" action at a waste site listed on the National Priorities List to which it sent or arranged for the transportation or disposal of hazardous waste, or (ii) that it is liable for contribution for costs incurred by another Person in taking "removal" or "remedial" action under CERCLA.

               5.24. Disclosure. No written statement made in any schedule or certificate or other document delivered by or on behalf of the Company to Purchaser or Merger Sub in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.


                                      ARTICLE VI

                       Representations and Warranties of BJALP

               BJALP hereby represents and warrants to Purchaser and Merger Sub as follows:

               6.1. Organization. BJALP is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which it is required to be so licensed or qualified, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect.

               6.2. Authority. BJALP has the requisite power and authority and has taken all action necessary under the BJALP Limited Partnership Agreement, Certificate of Limited Partnership and applicable law to execute and deliver this Agreement and the BJALP Irrevocable Written Consent. This Agreement is a valid and binding agreement of BJALP enforceable against BJALP in accordance with its terms.

               6.3. Brokers and Finders. Except for the engagement of Lazard Freres & Co. LLC by BJALP as previously disclosed to the Purchaser in writing, neither BJALP nor any of its general or limited partners, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees or any break-up fees or liability for the expenses of third parties in connection with the transactions contemplated herein.

               6.4. BJALP Ownership of Company Shares. As of the date of this Agreement and the date of the BJALP Irrevocable Written Consent, BJALP is the record owner of 3,885,105 Company Shares.

                                     ARTICLE VII

                            Representations and Warranties
                             of Purchaser and Merger Sub

               Purchaser and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

               7.1. Corporate Organization and Qualification. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has the requisite corporate power and authority to own, operate and lease all of its property and assets and to carry on its business as now being conducted by it.

               7.2. Corporate Authority. Purchaser and Merger Sub each has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding agreement of Purchaser and Merger Sub enforceable against each of Purchaser and Merger Sub in accordance with its terms.

               7.3. Governmental Filings. Other than the filing of the Certificate of Merger and the Regulatory Filings, no notices, reports or other filings are required to be made by Purchaser or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser or Merger Sub from, any governmental and regulatory authorities of the United States or the several states in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub or the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby.

               7.4. No Violations; Non-Contravention; Requisite Consents. The execution and delivery of this Agreement by Purchaser or Merger Sub do not, and the consummation of the transactions contemplated hereby by Purchaser or Merger Sub will not, constitute or result in (i) a breach or violation of, or a default under, or the obligation to obtain the consent or approval of any Person pursuant to, the Certificate of Incorporation or bylaws of Purchaser or Merger Sub; or (ii) a breach or violation of, or a default under, or the acceleration of, or the creation of a material lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time or both) pursuant to any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of Purchaser or Merger Sub, or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Purchaser or Merger Sub is subject.

               7.5. Litigation. There is no action, suit, proceeding at law or in equity by any person, or any arbitration or any administrative or other proceeding by or before (or, to the knowledge of management of the Purchaser or Merger Sub, any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of management of the Purchaser or Merger Sub, threatened, against or affecting the Purchaser or Merger Sub, which is reasonably likely to materially and adversely affect the Purchaser's or Merger Sub's ability to perform its obligations hereunder or the transactions contemplated hereby.

               7.6 Purchaser's Investigation. Purchaser is an informed and sophisticated purchaser and has engaged expert advisors experienced in the evaluation and purchase of companies such as the Company. Purchaser has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to this Agreement and the transactions contemplated hereby. To the extent expressly permitted hereafter under this Agreement, Purchaser may undertake such further investigation as it deems necessary. Purchaser acknowledges that in entering into this Agreement and in consummating the other transactions contemplated herein, Purchaser has relied solely upon its own investigation analysis and, to the extent expressly permitted by this Agreement, the representations and warranties contained in this Agreement. Except in the case of fraud, intentional misstatement or intentional omission, neither the Company nor BJALP (nor any of their agents, officers, directors, employees, affiliates or representatives) shall have any liability to Purchaser or Merger Sub (or any of their respective agents, officers, directors, employees, affiliates or representatives) to the extent based upon any information made available or statements made to Purchaser or Merger Sub (or any of there respective agents, officers, directors, employees, affiliates or representatives), including, without limitation, the representations and warranties set forth in this Agreement.


                                     ARTICLE VIII

                                      Covenants

               8.1 Interim Operations of the Company. The Company covenants and agrees that, prior to the Effective Time, the business of the Company and its Subsidiaries shall be conducted diligently, in compliance with all applicable laws and only in the ordinary and usual course and, to the extent consistent therewith, the Company shall use its best efforts to preserve its business organization intact, to maintain its existing relations with customers, suppliers, employees and business associates and to keep available the services of its present officers, agents and employees (nothing herein implying any obligation on the part of the Company to maintain or retain any particular officer, agent or employee). Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time or the termination of this Agreement, whichever first occurs, the Company will not, and will not permit its Subsidiaries to, without the prior written consent of Purchaser:

                      (a) amend its Certificate of Incorporation or bylaws;

                      (b) split, combine or reclassify the outstanding Company Shares;

                      (c) declare, set aside or pay or make any dividend or distribution payable in cash, stock, right or property with respect to the Company Shares or adopted any form of stockholder rights plan;

                      (d) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class of the Company or its Subsidiaries, or any other property or assets other than Company Shares issuable pursuant to options outstanding on the date hereof under any of the Stock Option Plans or upon conversion of any of the Convertible Debentures;

                      (e) transfer, lease, license, sell, mortgage, pledge, dispose of (other than the disposal of inventory in the ordinary course of business) or encumber any assets with a value in excess of $100,000 in the aggregate for all such transactions (unless such assets are worn-out or obsolete), or incur or modify any liability or obligation other than in the ordinary and usual course of business or extend any loan, advance, guaranty or indemnification where the effect of such would be, in the aggregate, material to the Company and the Subsidiaries taken as a whole;

                      (f) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company;

                      (g) authorize additional capital expenditures not provided for in Section 8.1 of the Disclosure Schedule in excess of $50,000 in the aggregate, or make acquisition of, or investment in, the assets or stock of any other Person;

                      (h) (i) grant any severance or termination pay to, or enter into or modify any employment, sales agency, change of control or severance agreement with, any director or officer of the Company or any Subsidiary, or (ii) grant any severance or termination pay to any other employee of the Company or any Subsidiary other than pursuant to existing plans or policies of the Company or its Subsidiaries set forth in Section 5.11 of the Disclosure Schedule or otherwise consistent with past practice, or (iii) enter into or modify in any respect any change of control agreement with any other such employee of the Company or any Subsidiary, or (iv) enter into or modify in any material respect any employment or sales agency agreement with any other such employee of the Company or any Subsidiary other than in the ordinary course of business and consistent with past practices; and the Company shall not establish, adopt, enter into or amend in any material respect any plan or arrangement which is or would constitute an Employee Benefit Plan hereunder for the benefit of any directors, officers or employees or increase in any material manner the compensation or fringe benefits of any director, officer or employee, in any case not required by an existing plan or arrangement, or pay any benefit not required by any existing Employee Benefit Plan;

                      (i) settle or compromise any claim or litigation involving amounts in excess of $50,000 other than claims relating directly to returns, credits or allowances settled in the ordinary course of business, or, except in the ordinary and usual course of business, modify, amend or terminate any of the Contracts or Leases, or waive, release or assign any material rights or claims;

                      (j) make any tax election or permit any insurance policy naming the Company as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Purchaser, except in the ordinary and usual course of business;

                      (k) file any registration statement with the SEC or with any blue sky authority relating to the capital stock or other securities of the Company or file an application for quotation with The National Association of Securities Dealers, Inc. (the "NASD") or listing with any national securities exchange;

                      (l) engage in any sale/leaseback transactions other than in the ordinary and usual course of business;

                      (m) except as otherwise contemplated by Section 4.2 of this Agreement, make any grants of stock options under, or extend or accelerate the vesting schedule of any of its stock options granted pursuant to, any of the Stock Option Plans or any other Employee Benefit Plan;

                      (n) except to the extent permitted by Section 8.2, agree to, directly or indirectly, merge or consolidate with, purchase substantially all of the assets of, have substantially all of the Company's assets purchased or otherwise acquire or be acquired by any Person; or

                      (o) take, or agree in writing or otherwise to take, any of the foregoing actions, or any action which is reasonably likely to prevent the satisfaction of any condition to closing set forth in Article IX hereof, or which would make any representation or warranty of the Company contained in this Agreement untrue or incorrect, as of the date when made, such that, individually or in the aggregate, it is reasonably likely that there shall be a Material Adverse Effect.

               8.2. Acquisition Proposals. (a) Prior to the termination of this Agreement, the Company and BJALP will not, and will cause their respective directors, officers, employees, representatives or agents not to, directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt to buy on the part of, any Person other than Purchaser, Merger Sub and their respective stockholders, employees, representatives, agents and Affiliates, concerning any Substantial Transaction; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) participating in any negotiations or discussions with or providing any information to any Person in response to an unsolicited bona fide written acquisition proposal (an "Acquisition Proposal") by any such Person; or (B) recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that, in each such case referred to in clauses
          (A) and (B), (i) the Board of Directors of the Company believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to BJALP and the Company's other stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary for the Company and its Board of Directors to comply with their respective fiduciary duties to stockholders under applicable law and (ii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of the Company receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement; or (C) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

                      (b) The Company or BJALP, as applicable, shall immediately notify Purchaser and Merger Sub if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of a Substantial Transaction, and shall, in any such notice to Purchaser and Merger Sub, indicate the identity of the offeror and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts and thereafter shall keep Purchaser and Merger Sub informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company and

          BJALP shall immediately cease any existing discussions with any Person relating to a Substantial Transaction and inform any inquiring party of the existence of this Agreement and of the obligations of the Company and BJALP hereunder. The Company and BJALP shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company or BJALP is a party.

               8.3. Approval by the Company's Stockholders. (a) Subject to the last sentence of this subparagraph (a), the Company will take all action necessary in connection with the BJALP Irrevo-cable Written Consent (including the completion and mailing of the Information Statement) in accordance with the DGCL and its Certificate of Incorporation and bylaws and otherwise to notify the holders of Company Shares as promptly as practicable of the approval of this Agreement and the Merger.
          The record date for purposes of determining the holders of record entitled to consent to the Merger pursuant to this subparagraph (a) shall be as determined pursuant to Section 213(b) of the DGCL without any action being taken by the Company or its Board of Directors with respect to setting such record date. Notwithstanding the foregoing and notwithstanding any other provision of this Agreement to the contrary, to the extent the Company is unable or it becomes reasonably impractical for the Company, pursuant to the rules and regulations of the SEC and/or of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") to obtain the requisite stockholder approval for this Agreement and the Merger, by means of the BJALP Irrevocable Written
          Consent and as contemplated by this subparagraph, the Company shall and shall be entitled to seek to obtain such stockholder approval pursuant to subparagraph (b) below.

                      (b) To the extent required as contemplated by the last sentence of subparagraph (a) above, the Company will take all action necessary (including the completion and mailing of the Information Statement) in accordance with the DGCL and its Certificate of Incorporation and bylaws to convene a meeting of holders of Company Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. To the extent the Company shall determine it to be necessary or appropriate, in respect of any such meeting, to solicit proxies in order to obtain the requisite stockholder approval, such solicitation shall be made in accordance with Regulation 14A of the SEC and the Company's proxy statement in respect thereof shall, for all purposes hereunder, be deemed to constitute the Information Statement. Subject to fiduciary requirements of applicable law, in the event of such a proxy solicitation, the Board of Directors of the Company shall recommend such approval and the Company shall use its best efforts to solicit such approval.

                      (c) The Information Statement, as of the date that it is first mailed to the Company's stockholders, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon information concerning the Purchaser and Merger Sub furnished to the Company by Purchaser or Merger Sub specifically for use in the Information Statement. Following any such meeting of the Company's stockholders described in this Section 8.3, the Secretary of the Corporation shall certify to the Purchaser and Merger Sub the number of Company Shares voting to approve this Agreement and the Merger and the number of Company Shares held by Dissenting Stockholders, if any.

                      (d)  Neither a preliminary nor a definitive
          Information Statement shall be filed, and no amendment or supplement to a preliminary or definitive Information Statement will be made by the Company, without consultation with Purchaser and its counsel. The Information Statement shall contain the notices and other information required by Section 228(d) and 262(d)(2) of the DGCL as applicable.

               8.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company, Purchaser and Merger Sub shall: (a) as soon as practicable after the date hereof make their respective filings and thereafter make any other required submissions under the Regulatory Filings with respect to the Merger; and (b) use all reasonable efforts to cooperate with each other and as soon as practicable take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under this Agreement and all applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including (i) with respect to the Company, promptly completing the Information Statement, submitting it to the SEC for its review, and addressing the SEC's comments thereon and seeking to obtain satisfaction of the condition set forth in
          Section 9.1(i) hereof, (ii) with respect to all parties, promptly furnishing any information required in connection with the preparation of all necessary documents, the preparation of all filings, and the obtaining of all required consents under Regulatory Filings and any other approvals or consents required to consummate the transaction contemplated hereby, and (iii) with respect to Purchaser, proffering its willingness to sell or hold separate and agree to sell such assets or businesses of the Company as, in Purchaser's good faith judgment, shall become necessary in order to consummate the Merger (the "Section 8.4 Offer"); provided, however, that nothing in this Section 8.4 shall require, or be construed to require, Purchaser or any of its Affiliates to proffer to, or agree to, sell or hold separate and agree to sell any assets, businesses, or interests in any such assets or businesses of Purchaser or any of its Affiliates.

               8.5. Access; Confidentiality. Upon reasonable notice, the Company shall afford Purchaser's and Merger Sub's officers, employees, counsel, accountants and other authorized representatives access, during reasonable business hours throughout the period prior to the Effective Time, to its premises, officers, employees, agents, representatives, properties, books, contracts, leases and records and, during such period, the Company shall furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser may reasonably request for the purpose of conducting a complete and thorough investigation and review of the Company's business and properties; provided, however, that no investigation pursuant to this Section 8.5 shall affect or be deemed to modify any representation or warranty made by the Company or BJALP hereunder. The terms and conditions of the Confidentiality Agreement are hereby ratified and confirmed and shall remain in full force and effect.

               8.6. Notification of Certain Matters. The Company and BJALP shall give prompt notice to Purchaser and Merger Sub of:
          (a) any occurrence or notice of, or other communication relating to, a default or event that, with the giving of notice or the lapse of time or both, would or could become a default under the Agreement or cause a breach of any representation or warranty or any Contract or Lease; and (b) any change which results or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material
          Adverse Effect. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

               8.7. Publicity. The Company and Purchaser shall consult with each other in connection with and shall endeavor to agree upon the content and timing of any press releases or other public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto. The parties hereto shall not issue any such press release or make any such public statement or filing prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with the NASD. In the event the parties are unable to agree on a public statement or announcement and either the Company or the Purchaser determines, after consultation with their respective counsel, that such statement or announcement is required by law or otherwise appropriate, then the Company or the Purchaser, as the case may be, may issue such statement or announcement.

               8.8. Expenses. Each of the Company, the Purchaser and the Merger Sub shall pay its own expenses incident to the transactions contemplated hereby, including all fees of attorneys, brokers, finders, accountants and financial advisors.

               8.9. Transmittal to Optionholders. Promptly after the execution of this Agreement, the Company shall mail to each person who is a holder of outstanding stock option(s) granted pursuant to any of the Stock Option Plans (regardless of whether such stock options are vested or exercisable at the time) a letter in a form acceptable to Purchaser which describes the treatment of and payment for such options pursuant to Section 4.2 and provides instructions for use in obtaining payment for such options pursuant to Section 4.2. Each such holder shall sign a release by which the holder effectively relinquishes all rights with respect to all outstanding stock options issued pursuant to any of the Stock Option Plans upon payment therefor in accordance with Section 4.2 in connection with the Closing.

               8.10. Redemption of Convertible Debentures. At the Effective Time, the Surviving Corporation shall take all requisite actions in accordance with the terms of the Indenture to redeem all of the then outstanding Convertible Debentures, such redemption to be effective 30 days after the Effective Time, subject to the conversion rights of the holders of the Convertible Debentures under the Indenture.

               8.11.  Approval of Merger by BJALP; Granting of Options.
          (a) Contemporaneously with the execution and delivery of this Agreement, (i) the Company shall enter into the Company Stock Option Agreement substantially in the form attached hereto as Annex 8.11(a)(i) granting the Purchaser the right to purchase 1,376,000 Company Shares and (ii) BJALP shall, and BJALP shall cause OPUBCO to, enter into the BJALP Stock Option Agreement substantially in the form attached hereto as Annex 8.11(a)(ii) granting the Purchaser the right to purchase 3,885,105 Company Shares, representing all of the Company Shares owned by BJALP.

                      (b) Immediately following the execution of this Agreement or at such other time as Purchaser may reasonably request, BJALP shall deliver to the Company at its principal place of business the BJALP Irrevocable Written Consent, substantially in the form attached hereto as Annex 8.11(b), such delivery to be as described in such BJALP Irrevocable Written Consent, thereby consenting to the adoption of this Agreement; provided, however, that to the extent it shall become necessary for the Company to seek to obtain stockholder approval of this Agreement and the Merger pursuant to the provisions of Section 8.3(b) hereof, BJALP hereby irrevocably agrees that, in lieu of the BJALP Irrevocable Written Consent, it shall vote the 3,885,105 Company Shares owned by BJALP in favor of approval of this Agreement and the Merger at the meeting of stockholders called for such purpose as contemplated by Section 8.3(b).

               8.12. Survival of Indemnification Obligations. The Purchaser and Merger Sub hereby acknowledge and agree that they will cause the Surviving Corporation to (i) maintain for six (6) years after the Effective Time all indemnification obligations currently owed by the Company to its directors and officers in respect of events occurring on or prior to the Effective Time to the extent that the Company owed such indemnification obligations prior to the Effective Time pursuant to the terms of the Company's Certificate of Incorporation, bylaws or the DGCL, and (ii) maintain directors' and officers' liability insurance comparable to that currently maintained by the Company with respect to actions prior to the Effective Time for a period of two years following the Effective Time; provided, however, that the Purchaser will not be required to maintain or obtain policies providing such coverage except to the extent that such coverage can be provided at an annual cost no greater than $80,000, and provided further that if the Purchaser shall be unable to maintain or obtain such insurance coverage as called for by this Section, the Purchaser will maintain or obtain for such two year period as much comparable insurance as shall be available for $80,000 per year. The provisions of this Section 8.12 shall survive the Effective Time and shall be enforceable by the beneficiaries of such indemni-fication rights.

               8.13 Funding. The Purchaser and Merger Sub hereby acknowledge and agree that as of the Closing Date, Purchaser and Merger Sub will have available sufficient funding to enable Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement and otherwise to perform all their respective obligations under this Agreement.

               8.14. Takeover Statute. The Board of Directors of the Company has taken all appropriate action to exempt the transactions contemplated by this Agreement, the Company Stock Option Agreement, and the BJALP Stock Option Agreement from
          Section 203 of the DGCL ("Section 203"). Without limiting the generality of the foregoing, the Company hereby acknowledges and agrees that the approval of this Agreement by the Board of Directors of the Company constitutes, for purposes of subsection
          (a)(1) of Section 203, approval of (a) the "business combination" (as defined in Section 203) contemplated by this Agreement, the Company Stock Option Agreement and the BJALP Stock Option Agreement, and (b) the transactions whereby Purchaser and, as applicable, the Merger Sub may become "interested stockholders" (as defined in Section 203) of the Company, including the execution and delivery of the Company Stock Option Agreement and the BJALP Stock Option Agreement.

               8.15. Fairness Opinion. On or immediately prior to the date hereof, the Company shall have received an opinion from an investment banking firm in form and substance reasonably satisfactory to the Company, that the Merger Consideration to be received by the holders of Company Shares pursuant to the Merger is fair to such holders from a financial point of view.

               8.16. SLBJ and SLM Option Agreement. The Company shall not obtain any release of the optionee's rights under the SLBJ and SLM Option Agreement, dated September 28, 1986, as amended, between Mark B. Vittert and Carol Vittert (as assignees of Mark Vittert, the "Optionee") and Business Journal Publications Corporation, a wholly-owned Subsidiary of the Company or otherwise effect any buy out of the Optionee's rights thereunder without obtaining the prior written consent of the Purchaser.


                                      ARTICLE IX

                                      Conditions

               9.1. Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

                      (a) this Agreement shall have been duly approved by the holders of a majority of the outstanding Company
          Shares, in accordance with applicable law and the Company's Certificate of Incorporation and bylaws;

                      (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing of the Certificate of Merger, all Regulatory Filings and other filings required to be made prior to the Effective Time by the Company with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, Purchaser and Merger Sub shall have been made or obtained (as the case may be);

                      (c) no United States or state court or
          governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order;

                      (d) the representations and warranties of the Purchaser and the Merger Sub made in this Agreement shall be true and correct as of the Closing Date with the same effect as if made on the Closing Date and the Purchaser and Merger
          Sub shall have provided a certificate of an authorized officer certifying to such effect, provided that the condition set forth in this subparagraph (d) shall be deemed to have been satisfied unless the matter, development or event causing such representations and warranties not to be true and correct as of the Closing Date, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the Company and its stockholders;

                      (e) the Purchaser and Merger Sub shall have performed and complied in all material respects with all obligations and covenants required to be performed and completed by them under this Agreement at or prior to the Effective Time and the Purchaser and the Merger Sub shall have provided a certificate of an authorized officer certifying to such effect;

                      (f) the Company shall have received from the Purchaser and the Merger Sub the opinion of Sabin, Bermant & Gould in a form reasonably satisfactory to the Company;

                      (g) the Purchaser and Merger Sub shall have provided the Company with certified copies of the resolutions duly adopted by the respective Boards of Directors of the Purchaser and Merger Sub, and by Purchaser as the sole stockholder of Merger Sub, approving this Agreement and the consummation of the transactions contemplated hereby; and

                      (h)   the Paying Agent shall have provided a
          certificate to the Company certifying that the Purchaser and the Merger Sub have transferred the requisite funds to the Paying Agent pursuant to Section 4.3(a).

                      9.2. Conditions to Obligations of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to consummate the Merger is subject to the fulfillment of the following conditions, any or all of which may be waived in whole or in part by Purchaser or Merger Sub, as the case may be, to the extent permitted by law:

                      (a) this Agreement shall have been duly approved by the holders of a majority of the outstanding Company
          Shares, in accordance with applicable law and the Company's Certificate of Incorporation and bylaws and as contemplated by
          Section 8.3;

                      (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all Regulatory Filings and other filings required to be made prior to the Effective Time by the Company with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, Purchaser and Merger Sub shall have been made or obtained (as the case may be);

                      (c) (i) no United States or state court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered an Order and (ii) no governmental or regulatory authority, agency, department or commission shall have instituted any action, suit or proceeding, or, with respect to any such authority, agency, department or commission validly exercising jurisdiction over the transaction with respect to antitrust considerations, threatened to institute any action, suit or proceeding, seeking (A) an Order or (B) to impose on the Company, Purchaser, Merger Sub or any of their respective Affiliates, any terms or conditions that in the good faith judgment of the Board of Directors of the Purchaser are reasonably likely to adversely affect in any significant manner the economic benefits of the transactions contemplated by this Agreement to the Purchaser and its stockholders; provided, however, that clause (ii) of this Section 9.2(c) shall not be available to Purchaser if it shall not have made the Section 8.4 Offer prior to its seeking to delay the Closing on the basis of such condition;

                      (d) the representations and warranties of the Company made in this Agreement shall be true and correct as of the Closing Date with the same effect as if made on the Closing Date and the Company shall have provided a certificate of an authorized officer certifying to such effect, provided that the condition set forth in this subparagraph (d) shall be deemed to have been satisfied unless the matter, development or event causing such representations and warranties not to be true and correct as of the Closing Date, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

                      (e) the Company shall have performed and complied in all material respects with all obligations and covenants required to be performed or completed by it under this Agreement at or prior to the Effective Time and the Company shall have provided a certificate of an authorized officer certifying to such effect;

                      (f) no Material Adverse Effect shall have occurred on or prior to the Closing Date;

                      (g) the Company shall have obtained all Requisite Consents and provided satisfactory evidence thereof to the Purchaser and Merger Sub;

                      (h) the Company shall have provided the Purchaser with certified copies of the resolutions of the Board of Directors and of the minutes and record of the vote of the Company's stockholders authorizing the execution, delivery and performance of this Agreement in accordance with the terms hereof;

                      (i) the Company shall have delivered to the Purchaser a certificate of good standing issued by the secretary of state of the State of Delaware and a certificate of qualification of good standing in each of the states in which the

          Company is required to be qualified to transact business issued by the secretary of state or other appropriate authority of each such state, except where the failure to be so qualified would not have a Material Adverse Effect, in each case dated no more than thirty days in advance of the Closing;

                      (j) Purchaser and Merger Sub shall have received the opinion of Richard J. Koch, Esq. in a form reasonably satisfactory to the Purchaser;

                      (k) Purchaser and Merger Sub shall have received the opinion of Parker, Poe, Adams & Bernstein L.L.P. in a form reasonably satisfactory to the Purchaser; and

                      (l) There shall be no more than fifteen percent (15%) of the total issued and outstanding Company Shares (taking account of all Company Shares issued pursuant to Stock Options and the Convertible Debentures) which shall have exercised appraisal rights pursuant to Section 262 of the DGCL.


                                      ARTICLE X

                                     Termination

               10.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the filing of the Certificate of Merger, before or after approval by the holders of Company Shares, by the mutual consent of Purchaser, the Merger Sub and the Company.

                10.2. Termination by Either Party. This Agreement may be terminated and the Merger may be abandoned by either Purchaser or the Company if (i) the Merger shall not have been consummated by December 31, 1995 (unless the failure to consummate the Merger by such date is due to a breach or violation of this Agreement by the party seeking to terminate), (ii) any permanent Order shall have become final and non-appealable, or (iii) there has been a material breach by either Purchaser or the Company of any of its covenants or obligations set forth in this Agreement, but such termination shall not be effective unless and until the non-breaching party has given written notice to the breaching party of such breach and of its intention to terminate this Agreement in accordance with the provisions hereof and the breaching party fails to cure such breach within ten (10) calendar days following such notice.

               10.3. Termination by Company. This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the filing of the Certificate of Merger, before or after the approval by holders of Company Shares, if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Board of Directors of the Company approves, and the Company enters into, a binding written agree-ment concerning a Substantial Transaction which constitutes a Superior Proposal and (iii) the Board of Directors of the Company prior to such termination determines in good faith that approval, acceptance or recommendation of such Superior Proposal is required by fiduciary obligations under applicable law. Any termination pursuant to this Section 10.3 by action of the Company's Board of Directors shall be effective upon written notice to the Purchaser, but only if the Purchaser receives a separate written notification at least three (3) business days prior to entering into such a binding written agreement of the Company's possible intention to enter into such agreement, which notice shall set forth the terms of any such Superior Proposal (it being agreed that the Company shall give immediate notice to Purchaser should such intention change at any time after the giving of such notification).

               10.4. Termination by Purchaser and Merger Sub. This Agreement may be terminated by the Purchaser if (i) BJALP fails to deliver to the Company the BJALP Irrevocable Written Consent substantially in the form attached hereto as Annex 8.11(b) promptly after being requested to do so by Purchaser; (ii) a United States or state court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered an Order; (iii) a governmental or regulatory authority, agency, department or commission shall have instituted any action, suit or proceeding seeking (A) an Order or (B) to impose on the Company, Purchaser, Merger Sub or any of their respective Affiliates, any terms or conditions that in the good faith judgment of the Board of Directors of the Purchaser are reasonably likely to adversely affect in any significant manner the economic benefits of the transactions contemplated by this Agreement to the Purchaser and its stockholders; provided, however, Purchaser shall not be entitled to terminate the Agreement pursuant to clauses (ii) or (iii) of this Section 10.4 if prior to the entering of such Order or institution of such action, suit or proceeding referred to in clause (iii) it shall not have made the Section 8.4 Offer; or
          (iv) (A) the Company or any other Persons described in Section 8.2(a) shall engage in any negotiations or provide any confidential information concerning the Company to any Person that would be prescribed by Section 8.2(a) but for the proviso therein allowing certain actions to be taken if required by fiduciary duties under applicable law as advised by outside legal counsel, and (B) the Purchaser has not exercised an option under either the BJALP Stock Option Agreement or the Company Stock Option Agreement.

               10.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section

          8.8 and except that nothing will relieve any party from liability for any breach of this Agreement.


                                      ARTICLE XI

                                    Miscellaneous

               11.1. Survival. The representations, warranties, agreements, and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement, except that the agreements set forth in Sections 8.10, 8.12 and
          11.11 hereof shall survive the consummation of the Merger and except that the agreement set forth in Section 8.8 hereof shall survive termination.

               11.2. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the filing of the Certificate of Merger, the parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties.

               11.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

               11.4. Counterparts. This Agreement may be executed in any number of counterparts, and any such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

               11.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

               11.6. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person, by overnight courier, by facsimile transmission, telexed or mailed by certified or registered mail, postage prepaid, return/receipt requested, as follows (or at such other address for a party as shall be specified by like notice; provided that notice of a change of address shall be effective only upon receipt thereof):

                    (a)  If to Purchaser or Merger Sub:

                         Advance Publications, Inc.
                         350 Madison Avenue
                         New York, New York 10017

                         Attention:  S.I. Newhouse, Jr.
                         Fax:  (212) 692-4469

                         With a copy to:

                         Sabin, Bermant & Gould
                         350 Madison Avenue
                         New York, New York 10017
                         Attention:  Peter C. Gould, Esq.
                         Fax:  (212) 692-4469

                         And to:

                         Sullivan & Cromwell
                         125 Broad Street
                         New York, New York 10004
                         Attention:  James C. Morphy, Esq.
                         Fax:  (212) 558-3588

                    (b)  If to the Company:

                         American City Business Journals, Inc.
                         128 S. Tryon Street
                         Suite 2300
                         Charlotte, NC 28202
                         Attention:  A. Ray Shaw
                         Fax:  (704) 371-3299

                         With a copy to:

                         Parker, Poe, Adams & Bernstein, L.L.P.
                         2500 Charlotte Plaza
                         Charlotte, NC  28244
                         Attention:  Fred C. Thompson, Jr., Esq.
                         Fax:  (704) 334-4706

                    (c)  If to BJALP:

                         Business Journal Associates Limited Partnership 128 S. Tryon Street
                         Suite 2300
                         Charlotte, NC 28202
                         Attention:  A. Ray Shaw
                         Fax:  (704) 371-3299


               11.7. Obligation of Purchaser. Whenever this Agreement requires Merger Sub to take any action (including, without limitation, the making of payment for the Company Shares), such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

               11.8. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

               11.9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

               11.10. Entire Agreement; Assignment. This Agreement (including any schedules, exhibits or annexes hereto) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral among the parties, with respect to the subject matter hereof, (ii) shall not be assignable by operation of law or otherwise and (iii) are not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, however, that Purchaser may cause Merger Sub to assign its rights and obligations hereunder to Purchaser or any subsidiary controlled by Purchaser, but no such assignment shall relieve Purchaser and Merger Sub of their obligations hereunder.

               11.11. Tax Filing Consistency. The parties agree that Purchaser's acquisition of the Company through the Merger constitutes, for income tax purposes, a purchase of the Company's outstanding stock for cash. The parties agree that all of their income tax filings relative to the Merger shall be consistent with a sale of Company stock by its stockholders and a purchase of Company stock by Purchaser for cash.

               IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                AMERICAN CITY BUSINESS JOURNALS, INC.

                                By:  /s/ Ray Shaw
                                Name:  Ray Shaw
                                Title:  Chief Executive Officer


                                BUSINESS JOURNAL ASSOCIATES
                                LIMITED PARTNERSHIP

                                By:  OPUBCO Enterprises, Inc.,
                                        Its general partner

                                By:  /s/ Edward L. Gaylord


                                ADVANCE PUBLICATIONS, INC.

                                By:  /s/ S.I. Newhouse, Jr.
                                Name:  S.I. Newhouse, Jr.
                                Title:  Chairman


                                ADVANCE ACQUISITION SUB. INC.

                                By:  /s/ S.I. Newhouse, Jr.
                                Name:  S.I. Newhouse, Jr.
                                Title:  President

                                                              Annex 8.11(b)

                   CONSENT SOLICITED BY ADVANCE PUBLICATIONS, INC.


                 IRREVOCABLE WRITTEN CONSENT OF MAJORITY STOCKHOLDER
                                          OF
                        AMERICAN CITY BUSINESS JOURNALS, INC.

                         (Pursuant to Sections 228 and 251 of
                        the Delaware General Corporation Law)


                    Pursuant to Sections 228 and 251 of the Delaware General Corporation Law (the "DGCL"), the undersigned, being the holder of 3,885,105 shares of Common Stock, par value $.01 per share ("Shares"), of American City Business Journals, Inc., a Delaware corporation (the "Company"), being a majority of the issued and outstanding Shares of the Company (such Shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted), hereby irrevocably consents to (i) the adoption of the Agreement and Plan of Merger, dated as of August 3, 1995 (the "Merger Agreement"), among the undersigned, the Company, Advance Publications, a New York corporation ("Purchaser"), and ACBJ Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser, and (ii) the adoption of the Option Agreement, dated as of August 3, 1995 (the "Company Stock Option Agreement"), among the Company, Purchaser and Merger Sub.

                    In accordance with Section 228 of the DGCL, this written consent is being delivered to the Company by delivery to its registered office in the State of Delaware, the Company's principal place of business or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders of the Company are recorded. If delivery is being made to the Company's registered office in the State of Delaware, it is being made by hand or by certified or registered mail, return receipt requested.

                    In accordance with Section 228(d) of the DGCL, the Company is required to give prompt notice of the taking of this action to all other stockholders of the Company. In accordance with Section 262(d) of the DGCL, the Company is required, either before the effective date of the Merger (as defined in the Merger Agreement) or within ten days thereafter, to notify to each stockholder of the Company entitled to appraisal rights under
          Section 262 of the DGCL
          of the effective date of the Merger and that appraisal rights are available for any or all of their Shares. The notices sent pursuant to Section 262 of the DGCL are required to include a copy of Section 262 of the DGCL and must be sent by certified or registered mail, return receipt requested, addressed to each stockholder of the Company at their address as it appears on the records of the Company.

                    Pursuant to Section 228(d) of the DGCL, the Certificate of Merger to be filed by the Company pursuant to Sections 251(c) and 103 of the DGCL to effect the Merger is required to state that written consent to the adoption of the Merger Agreement has been given in accordance with Section 228(d) of the DGCL and that written notice of such action has been given to all other stockholders of the Company in accordance with such Section.

          Dated:  August   , 1995

                                        BUSINESS JOURNAL ASSOCIATES
                                           LIMITED PARTNERSHIP

                                        BY: OPUBCO Enterprises, Inc.,
                                             its general partner



                                             By:  ____________________
                                             Name:
                                             Title: